SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.                  )

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Meridian Interstate Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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April 18, 2012

Dear Fellow Stockholder:

You are cordially invited to attend the 2012 annual meeting of stockholders of Meridian Interstate Bancorp, Inc. The meeting will be held at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts on May 16, 2012 at 11:00 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, are expected to be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Richard J. Gavegnano
Chairman of the Board and Chief Executive Officer

10 Meridian Street

East Boston, Massachusetts 02128

(617) 567-1500

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	11:00 a.m. on May 16, 2012

PLACE	Peabody Office of East Boston Savings Bank

67 Prospect Street

Peabody, Massachusetts 01960

ITEMS OF BUSINESS	(1)	To elect four directors to serve for a term of three years.

(2)	To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for fiscal year 2012.

(3)	To consider a non-binding proposal to approve our executive compensation as described in the proxy statement.

(4)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 30, 2012.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Vincent D. Basile

Corporate Secretary

April 18, 2012

Meridian Interstate Bancorp, Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian Interstate Bancorp”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for East Boston Savings Bank (the “Bank”). The annual meeting will be held at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts on Wednesday, May 16, 2012 at 11:00 a.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about April 18, 2012.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on March 30, 2012. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote.

As of the close of business on March 30, 2012, there were 22,314,762 shares of Company common stock outstanding. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that, subject to certain exceptions, record owners of the Company’s common stock that is beneficially owned by a person who beneficially owns in excess of 10% of the Company’s outstanding shares, are not entitled to any vote in respect of the shares held in excess of the 10% limit. This restriction does not apply to our mutual holding company, Meridian Financial Services, Incorporated.

Attending the Meeting

If you were a stockholder as of the close of business on March 30, 2012, you may attend the meeting. However, if your shares of Company common stock are held by a broker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker or other nominee who holds your shares.

Quorum and Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of Wolf & Company, P.C., as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

In voting on the non-binding proposal to approve our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

Because Meridian Financial Services, Incorporated owns more than 50% of the Company’s outstanding common stock, the votes that Meridian Financial Services, Incorporated casts will ensure the presence of a quorum and will control the outcome of the vote on all proposals.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you:

—	vote for each of the nominees for director;

—	vote for ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm; and

—	vote for the approval of our executive compensation as described in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker or other nominee that you must follow to have your shares voted. Your broker or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker or other nominee that accompanies this proxy statement.

Participants in the ESOP

If you participate in the East Boston Savings Bank Employee Stock Ownership Plan (the “ESOP”) you will receive a vote authorization form for the ESOP that reflects all shares you may direct the trustee to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Company common stock held by the ESOP and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions is May 9, 2012.

If you have any questions about voting under the ESOP, please contact Eric Heath at (978) 977-2820.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “About Us—Investor Relations—Corporate Governance” section of the Company’s website, www.ebsb.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on the Company’s website.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During 2011, the Board of Directors held 21 meetings (not including committee meetings), and two additional meetings of our non-employee independent directors. No director attended fewer than 75% of the total meetings of the Company’s and the Bank’s respective Board of Directors and the committees on which such director served (held during the period for which the director has served as a director or committee member, as appropriate).

Committees of the Board of Directors

The following table identifies our Audit, Compensation and Nominating/Corporate Governance committees and their members. All members of each committee are independent in accordance with the listing rules of the Nasdaq Stock Market, Inc. The Company also maintains an Executive Committee as a standing committee. The charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are available in the “About Us—Investor Relations—Corporate Governance” section of the Company’s website, www.ebsb.com.

Director	Audit Committee		Compensation Committee		Nominating/ Corporate Governance Committee

Vincent D. Basile					X
Marilyn A. Censullo	X	*	X
Anna R. DiMaria			X
Richard F. Fernandez					X
Domenic A. Gambardella			X	*	X	*
Carl A. LaGreca	X
Gregory F. Natalucci	X				X

Number of Committee Meetings in 2011	12		3		3

*	Denotes Chairperson.

Audit Committee. Pursuant to Meridian Interstate Bancorp’s Audit Committee Charter, the Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. In addition to meeting the independence requirements of the Nasdaq Stock Market, Inc., each member of the Audit Committee meets the audit committee independence requirements of the Securities and Exchange Commission. The Board of Directors has designated Marilyn A. Censullo as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Compensation Committee. Pursuant to Meridian Interstate Bancorp’s Compensation Committee Charter, the Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer makes recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and determines the compensation for subordinates of executive officers. In making his recommendations, the Chief Executive Officer considers the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer does not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives and other perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

Nominating/Corporate Governance Committee. Pursuant to the Meridian Interstate Bancorp Nominating/Corporate Governance Committee charter, the Company’s Nominating/Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. The Nominating/Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating/Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating/Corporate Governance Committee Procedures.”

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of our then-existing directors attended the 2011 Annual Meeting of Stockholders.

Board Leadership Structure

The Board of Directors currently combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director to further strengthen the governance structure. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board of Directors and alignment on corporate strategy. To further strengthen the leadership of the Board of Directors, the Board selects a lead independent director on an annual basis, currently Vincent D. Basile. The responsibilities of the lead independent director include leading all Board meetings of “non-management” Directors, including the annual performance evaluation of the Chairman of the Board and Chief Executive Officer. The Board of Directors believes its leadership structure and corporate governance practices enhance the administration of its risk oversight function. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors at least twice a year or more often as needed. In addition, the Compensation Committee, which consists only of independent directors, evaluates the performance of our Chairman of the Board and Chief Executive Officer and presents its findings to our independent directors.

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with such areas. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating/Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks. The Board of Directors annually reviews our conflict of interest policy to ensure all directors are in compliance with the policy.

Stock Ownership

The following table provides information as of March 30, 2012, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 22,314,762 shares of Company common stock issued and outstanding as of March 30, 2012.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding

Meridian Financial Services, Incorporated 10 Meridian Street East Boston, Massachusetts 02128	13,164,109	58.99%

Bay Pond Partners, L.P. C/O Wellington Management Company, LLP (1) 280 Congress Street Boston, Massachusetts 02210-1039	1,183,400	5.30%

Wellington Management Company LLP (2) 280 Congress Street Boston, Massachusetts 02210-1039	2,199,800	9.86%

(1)	Based exclusively on a Schedule 13G filed by Bay Pond Partners, L.P. with the Securities and Exchange Commission on February 14, 2011.
(2)	Based exclusively on a Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2012.

The following table provides information as of March 30, 2012 about the shares of Meridian Interstate Bancorp common stock that may be considered to be beneficially owned by each director, named executive officer as of March 30, 2012 and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power, or which he or she has the right to acquire beneficial ownership at any time within 60 days after March 30, 2012. Unless otherwise indicated, none of the shares listed are pledged as collateral for a loan, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 22,314,762 shares of Company common stock issued and outstanding as of March 30, 2012.

Name	Number of Shares Owned		Percent of Common Stock Outstanding
Directors
Vincent D. Basile	21,300	(1)	*
Marilyn A. Censullo	19,500	(2)	*
Anna R. DiMaria	22,500	(3)	*
Richard F. Fernandez	32,000	(4)	*
Domenic A. Gambardella	31,500	(5)	*
Richard J. Gavegnano	278,227	(6)	1.2%
Thomas J. Gunning	4,500	(7)	*
Carl A. LaGreca	7,000	(8)	*
Edward L. Lynch	27,500	(9)	*
Edward J. Merritt	8,129	(10)	*
Gregory F. Natalucci	17,900	(11)	*
James G. Sartori	35,200	(12)	*

Named Executive Officers Who Are Not Also Directors
Deborah J. Jackson	59,339	(13)	*
Mark L. Abbate	14,295	(14)	*
John Migliozzi	25,917	(15)	*

All directors and executives as a group (15 persons)	604,807		2.7%

*	Less than 1%.
(1)	Includes 3,600 restricted shares and 9,000 shares that may be acquired at the exercise price of $9.50 per share and 4,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.
(2)	Includes 1,000 shares held in an IRA, 3,600 restricted shares and 9,000 shares that may be acquired at the exercise price of $9.50 per share and 2,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.
(3)	Includes 3,600 restricted shares and 9,000 shares that may be acquired at the exercise price of $9.50 per share and 2,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.
(4)	Includes 2,000 shares held in an IRA, 2,000 shares held in spouse’s IRA, 3,600 restricted shares and 9,000 shares that may be acquired at the exercise price of $9.50 per share and 2,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.
(5)	Includes 5,000 shares held jointly with spouse, 4,000 restricted shares and 15,000 shares that may be acquired at the exercise price of $9.50 per share and 4,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.

(6)	Includes 3,227 shares held in the East Boston Savings Bank ESOP, 47,000 restricted shares, 13,000 shares pledged as collateral and 105,000 shares that may be acquired at the exercise price of $9.50 per share and 30,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.
(7)	Includes 600 restricted shares and 600 shares that may be acquired at the exercise price of $9.29 per share under options that are presently exercisable or will become exercisable within 60 days.
(8)	Includes 3,000 restricted shares and 1,000 shares that may be acquired at the exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.
(9)	Includes 3,600 restricted shares and 9,000 shares that may be acquired at the exercise price of $9.50 per share and 2,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.
(10)	Includes 529 shares held in East Boston Savings Bank ESOP, 1,500 restricted shares and 2,000 shares that may be acquired at the exercise price of $9.29 per share under options that are presently exercisable or will become exercisable within 60 days.
(11)	Includes 400 shares held in an IRA, 3,600 restricted shares and 9,000 shares that may be acquired at the exercise price of $9.50 per share and 2,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.
(12)	Includes 2,500 shares held jointly with spouse, 3,700 held in an IRA, 2,500 shares held in spouse’s IRA, 4,000 restricted shares and 15,000 shares that may be acquired at the exercise price of $9.50 per share and 4,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.
(13)	Includes 2,339 shares held in the East Boston Savings Bank ESOP, 7,000 restricted shares and 30,000 shares that may be acquired at the exercise price of $8.57 per share and 10,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.
(14)	Includes 1,295 shares held in the East Boston Savings Bank ESOP, 3,600 restricted shares and 7,000 shares that may be acquired at the exercise price of $9.29 per share under options that are presently exercisable or will become exercisable within 60 days.
(15)	Includes 4,850 shares held in an IRA, 3,067 shares held in the East Boston Savings Bank ESOP, 6,400 restricted shares, and 6,000 shares that may be acquired at the exercise price of $9.50 per share and 2,000 that may be acquired at an exercise price of $8.99 per share under options that are presently exercisable or will become exercisable within 60 days.

Proposal 1 — Election of Directors

The Board of Directors of Meridian Interstate Bancorp is presently composed of 12 members. The Board is divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election this year are Marilyn A. Censullo, Richard J. Gavegnano, Edward L. Lynch and Gregory F. Natalucci, all of whom are current directors of the Company.

All of our directors except for Messrs. Gavegnano, Merritt and Lynch are independent under the current listing standards of the Nasdaq Stock Market, Inc. Messrs. Gavegnano and Merritt are not independent because they are executive officers of Meridian Interstate Bancorp and East Boston Savings Bank. Mr. Lynch is not independent because of the legal fees paid to him or received by him, directly or indirectly, from East Boston Savings Bank. In determining the independence of our other directors, the Board of Directors considered loans to directors and members of their immediate families, and legal fees paid to, or received by, directly or indirectly, Director DiMaria, which were not required to be disclosed individually under “—Transactions with Related Persons.”

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2011.

All of the nominees and directors continuing in office are long time residents of the communities served by the Company and its subsidiaries and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in the Company’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As a community banking institution, the Company believes that the local knowledge and experience of its directors assists the Company in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and in assessing the risks inherent in its lending operations. As local residents, our nominees and directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists the Company in structuring its marketing efforts and community outreach programs.

Nominees for Election of Directors

The nominees standing for election are:

Marilyn A. Censullo, a Certified Public Accountant, has been a partner in the accounting firm of Naffah & Company, P.C. since 2000, and has over 30 years of experience as an accountant. Ms. Censullo has significant experience with the application of generally accepted accounting principles and matters of business finance and business transactions. Ms. Censullo’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues faced by the Company and in assessing strategic transactions involving the Company. Age 54. Director since 2007.

Richard J. Gavegnano was in the investment business for 37 years with national New York Stock Exchange member firms, and retired in 2006 ending his career as a Vice President with A.G. Edwards & Sons, Inc. He has been associated with East Boston Savings Bank for 38 years serving as corporator, trustee and director. Mr. Gavegnano has served as Chairman of the Board of East Boston Savings Bank, Meridian Interstate Bancorp, Inc. and Meridian Financial Services since 2003, 2006 and 2003, respectively. In 2007, Mr. Gavegnano was appointed Chief Executive Officer of Meridian Interstate Bancorp, Inc. and Meridian Financial Services and Investor Relations Officer of Meridian Interstate Bancorp, Inc. Mr. Gavegnano has served as Chairman of the Board of Hampshire First Bank since 2006. Mr. Gavegnano has experience in business development, commercial real estate and investments. Mr. Gavegnano’s positions as Chairman of the Board and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board, and alignment on corporate strategy. Age 64. Director since 1995.

Edward L. Lynch has been an Attorney at Law, Sole Practitioner, for the past 36 years specializing in real estate closings. Since 2006, Mr. Lynch has also served as a director of Hampshire First Bank. Mr. Lynch’s experience as a director of Hampshire First provides the Board with insight on the operations of Hampshire First and the market area served by Hampshire First. His experience as a lawyer assists the Board in analyzing and addressing the legal requirements of the Company and its subsidiaries, including any litigation matters. Age 70. Director since 2001.

Gregory F. Natalucci is an auditor with CNA Financial Corporation, a commercial and property-casualty insurer. Mr. Natalucci has practiced in this field for over 34 years. In connection with his position with CNA Financial he has gained extensive knowledge of audit practices and of the insurance industry. Mr. Natalucci’s experience provides the Board with experience when assessing the Company’s accounting and internal audit practices and with respect to its insurance needs in general. Age 66. Director since 2002.

Directors Continuing in Office

The following directors have terms ending in 2013:

Anna R. DiMaria has been an Attorney at Law with the Law Offices of Michael A. D’Avolio for the past 19 years. Ms. DiMaria’s background as an attorney provides the Board of Directors with a unique perspective in addressing the legal requirements of the Company and its subsidiaries. Her professional experience also provides the Company with expertise in the area of real estate and estate law. Age 66. Director since 2006.

Richard F. Fernandez has been Chief Financial Officer at Stoughton Recycling Technologies, LLC since 2010 and has been a merger and acquisition/banking consultant since 2006. He is also a director of Hampshire First Bank. Mr. Fernandez was a Commercial Lending Regional Manager for Sovereign Bank from 2000 to 2006. Mr. Fernandez has 40 years commercial lending experience at several institutions, including Sovereign Bank, US Trust Company, and Shawmut Bank. Mr. Fernandez’s extensive knowledge in mergers and acquisitions is valuable in assisting the Board of Directors with evaluating strategic planning initiatives and growth opportunities, which from to time are important strategies for the Company. Age 69. Director since 2008.

Domenic A. Gambardella was the former owner and President of Meridian Insurance Agency Inc., an insurance agency, and was the owner of a financial services firm focused on small businesses. Mr. Gambardella’s experience as President of an insurance agency gives him unique insights into the Company’s challenges, opportunities and operations in the insurance products field and generally in the area of wealth management and non-depository products that are offered by the Company and its subsidiaries. Age 65. Director since 1995.

Thomas J. Gunning is Executive Director of Building Trades Employers Association, a multi-trade organization that represents over 250 contractors affiliated with 11 different building trade unions. Mr. Gunning’s experience in legislative matters, labor relations and contract negotiations brings the Board of Directors the perspective of someone who is familiar with all facets of labor matters. Mr. Gunning served a director of Mt. Washington Cooperative Bank since 2008 and became a director of the Company as result of the Company’s acquisition of Mt. Washington Bank in January 2010. Mr. Gunning’s service with and knowledge of the operations, customers and employees of Mt. Washington provide the Board with greater institutional knowledge of Mt. Washington and assist the Board with the integration of Mt. Washington and maximizing the opportunities resulting from the merger. Age 58. Director since 2010.

The following directors have terms ending in 2014:

Vincent D. Basile is a self-employed management consultant who has published articles on management leadership in national journals and has served as Clerk of Meridian Financial Services and East Boston Savings Bank since 2007 and has served as the Corporate Secretary of the Company since its formation. Mr. Basile’s knowledge of best management practices, corporate governance matters and his contacts with local community leaders, politicians and municipalities gives him insights into the Company’s challenges and opportunities in its lending area and in assessing and securing the location of branches and offices. Previously, Mr. Basile was a Regional Administrator in the Massachusetts Office of the Commissioner of Probation, and served as the Chairman of the Board of Omega Marketing, formerly an East Boston-based manufacturer of high performance life jackets. Mr. Basile is also a retired Lt. Colonel in the U.S. Army Reserve. He has been a Corporator of Meridian Financial Services since 1977. Age 72. Director since 2002.

Edward J. Merritt serves as President of the Mt. Washington Division of East Boston Savings Bank and became a Board member as a result of the Company’s acquisition of Mt. Washington Cooperative Bank. Previously, Mr. Merritt served as the President and Chief Executive Officer and a director of Mt. Washington Cooperative Bank for over 11 years. Mr. Merritt’s direct experience in managing the operations and employees of Mt. Washington provides the Board of Directors with insight into the operations of Mt. Washington and assists the Board with the integration of Mt. Washington into the Company’s operations. Mr. Merritt’s long-term experience with managing the day-to-day operations of a community banking institution operating in a community in which the Company previously had limited market penetration also provides the Board with additional perspective with respect to such market area and assists the Board in recognizing and assessing growth opportunities in the market area in which Mt. Washington Cooperative Bank operated. Age 52. Director since 2010.

James G. Sartori retired as Treasurer of Bandwagon, Inc., an importer and distributor company, on April 1, 2011. Mr. Sartori’s experience as Treasurer for over 37 years provides the Board with the perspective of someone experienced in financial and accounting issues. Age 68. Director since 2001.

Carl A. LaGreca is a Certified Public Accountant. He is the President of Forman, Itzkowitz, Berenson & LaGreca, PC, an accounting firm in Waltham, Massachusetts, where he has been employed for 26 years. Mr. LaGreca has significant expertise and background with regard to accounting matters, the application of generally accepted accounting principles and matters of business finance and business transactions. Mr LeGreca’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues faced by the Company and in assessing strategic transactions involving the Company. Age 66. Director since January 2009.

Proposal 2 —  Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be the Company’s independent registered public accounting firm for the 2012 fiscal year, subject to ratification by stockholders. A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees paid by the Company for the fiscal years ended December 31, 2011 and 2010 to Wolf & Company, P.C.

	2011	2010
Audit fees	$355,000	$339,000
Audit-related fees	$31,200	$30,000
Tax fees	$30,000	$28,500
All other fees	$20,000	$30,500

Audit fees relate to the audit of the Company’s annual consolidated financial statements, quarterly review fees, and the audit of internal controls over financial reporting. Audit-related fees pertain to the audits of the Company’s defined contribution plan and employee stock ownership plan.

Tax fees consist of tax return preparation and other tax matters. All other fees for 2010 pertain to services related to review of a comment letter from the Securities and Exchange Commission and information technology. All other fees for 2011 pertain to services related to information technology.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the audit or services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the years ended December 31, 2011 and 2010, 100% of audit and other services provided by Wolf & Company, P.C. were approved, in advance, by the Audit Committee.

Proposal 3 — Advisory (Non-Binding) Vote on Executive Compensation

At our 2011 Annual Meeting, we provided stockholders with the opportunity to vote on an advisory (non-binding) basis as to the frequency that stockholders would vote on a “say-on-pay” proposal, which gives stockholders the opportunity to endorse or not endorse our executive pay program. In light of the vote of stockholders at our 2011 Annual Meeting, we determined to hold the “say-on-pay” vote on an annual basis until the next frequency vote, which will occur no later than our 2017 annual meeting of stockholders. Accordingly, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our “Named Executive Officers,” as described in this proxy statement under “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal. Specifically, stockholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors recommends that you vote “FOR” the resolution set forth in Proposal 3.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those financial statements with generally accepted accounting principles, and issuing a report on internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of Wolf & Company, P.C. as the Company’s independent registered public accounting firm, for the fiscal year ending December 31, 2012.

Audit Committee of the Board of Directors of

Meridian Interstate Bancorp, Inc.

Marilyn A. Censullo, Chair

Carl A. LaGreca

Gregory F. Natalucci

Information about Executive Officers

The following provides information regarding our executive officers as of December 31, 2011, that are not directors of the Company.

Deborah J. Jackson, President and Chief Operating Officer of Meridian Interstate Bancorp, Inc. and East Boston Savings Bank, joined us in March 2009. Previously, Ms. Jackson was Chief Financial Officer for Hingham Institution for Savings for 14 years. Age 54.

Mark L. Abbate, Senior Vice President, Treasurer and Chief Financial Officer of Meridian Interstate Bancorp, Inc. and East Boston Savings Bank, joined us in January 2010. From December 2007 through July 2009, Mr. Abbate was Executive Vice President and Chief Financial Officer of Service Bancorp, Inc. and Strata Bank of Franklin, Massachusetts. From March 2006 through December 2007, Mr. Abbate was a consultant based in Boston providing project consulting leadership to financial institutions in need of finance, accounting and risk management support. Age 56.

John Migliozzi, Executive Vice President of East Boston Savings Bank, joined us in 1998. Mr. Migliozzi began his career with us as a Commercial Lender. Age 54.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy. Our compensation philosophy starts from the premise that the success of Meridian Interstate Bancorp and East Boston Savings Bank depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to provide our management team with incentives tied to the successful implementation of our corporate objectives. We also recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on four basic principles:

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Meeting the Demands of the Market—Our goal is to compensate our employees at competitive levels in relation to surveyed averages to position us as the preferred employer among our peers who provide similar financial services in the regional market. Base pay and incentive pay for all employees, and stock-based benefit plans for eligible employees will be positioned relative to our peers’ offerings to either meet or exceed, or in some cases lag, depending on the employment environment. Base pay at equitable levels is most important in meeting the market. It is the component of compensation that most directly affects current and near-term standard of living and it is the most easily compared between competing job offers. Our annual cash bonus plan (the “Incentive Compensation Plan”) is almost as important as it focuses rewards based on current year individual and bank performance.

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Aligning with Stockholders—We use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders. Long-term incentives such as the 2008 Equity Incentive Plan (the “EIP”) and the Employee Stock Ownership Plan (the “ESOP”) are important in aligning interests with stockholders. The ESOP and the EIP place stock in the hands of employees and executives over the course of time and have become an increasingly important part of total compensation.

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Driving Performance—We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line. Base pay rates are subject to annual merit increases that result from performance evaluations. These performance-based increases are directly tied to individual contributions to bank performance and, over time, become a material portion of pay resulting from accomplishments. Our Incentive Compensation Plan is tied directly to individuals’ performance and loan production, deposit generation, net earnings, cost of funds and efficiency of enterprise-wide performance. In this plan, individuals’ performance is rewarded, but only if East Boston Savings Bank performance reaches certain targets established by the Compensation Committee. The plan itself sets a target bonus payout if bank performance meets budget projections. There are also significantly lesser payouts at two lower tiers of performance and two higher tiers set as stretch targets. The difference between tiers is determined in order to draw a clear relationship between bank performance and rewards.

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Reflecting our Business Philosophy—Our approach to compensation reflects our values and the way we do business in the communities we serve: compensation rates that are priced to be valued by the market and prudent for the organization’s strategic well-being. Base pay and the incentive compensation plan are meant to place a recognizable fair value on employment at East Boston Savings Bank. Long-term incentives, such as the EIP, represent longer-term value in the employment relationship.

We have considered the most recent stockholder say-on-pay advisory vote in determining compensation policies and decisions. In light of strong stockholder support, the Compensation Committee concluded that no revisions were necessary to our executive officer compensation program.

Adjustments to base pay in the form of merit increases are limited by a cap on increases. The cap is recommended by the Senior Vice President of Human Resources to the Compensation Committee of the Board of Directors. It is based on surveyed projected caps of peers, the current competitive position being assumed by East Boston Savings Bank for recruitment purposes and informed by the current Consumer Price Index—All Urban Consumers (the “CPI-U”) as a proxy for inflation and the unemployment rate. The inflation rate is used as an additional benchmark when possible to ensure that merit increases will have meaning to employees in terms of purchasing power. At times of high inflation it is not necessarily possible to use this benchmark due to prohibitive cost. Base pay merit increases are computed using a numerical performance evaluation score for each individual on a scale from one to five, calculating that score as a percentage of a top score of 5; then applying that percentage to the actual cap. Caps in recent years have been 3.25% and 3.50%.

The Incentive Compensation Plan is structured for all eligible employees on the basis of five tiers of overall bank performance. The middle tier reflects bank performance that meets our budgets for loan production, deposit generation, net earnings, cost of funds and efficiency. Each of these five performance elements is assigned a numerical value for middle tier performance and for two lower performance tiers and two higher performance tiers. Depending on how we score regarding these five elements an overall score will place the level of bonus payout at one of these five levels, or below the scale entirely, in which case the Board may pay a bonus using other criteria. This plan has been benchmarked to peers’ similar plans using data from the Pearl Meyer & Partners survey, as explained below.

An individual’s performance determines the level of bonus they can receive within our performance level. An employee who is rated as satisfactory on his or her performance evaluation would receive a certain percentage of gross pay in the form of a bonus. An employee who is rated as less than satisfactory forfeits the bonus entirely and employees who are rated above satisfactory receive a higher percentage of pay as bonus.

Base Compensation. The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions with our peers. To further that goal, we obtain peer group information from a variety of independent sources. Our primary source is a comprehensive annual “Banking Compensation Survey Report” issued by Pearl Meyer & Partners in conjunction with the Massachusetts Bankers Association. Its 2011 report contained data from 118 institutions and included a peer group that we use as a reference: a $1 billion and above asset size peer group (consisting of 31 institutions).

The $1 billion and above asset size peer group consisted of the following institutions:

Avidia Bank	HarborOne Credit Union
Bangor Savings Bank (ME)	Institution for Savings in Newburyport
Bank Rhode Island (RI)	Middlesex Savings Bank
BankNewport (RI)	Needham Bank
Berkshire Bank	Pawtucket Credit Union
Bristol County Savings Bank	PeoplesBank
Brookline Bank	Rockland Trust Company
Cambridge Savings Bank	Salem Five
Cambridge Trust Company	The Cape Cod Five Cents Savings Bank
Century Bancorp Inc.	The First, N.A.
Country Bank	The Washington Trust Company (RI)
Dedham Institution for Savings	Unibank
Digital Federal Credit Union	Watertown Savings Bank
East Boston Savings Bank	Webster Bank (CT)
Eastern Bank	Westfield Bank
Greylock Federal Credit Union

The survey’s data on projected pay raise budgets and adjustments to pay grades are used in our decision-making process, as well as data on short-term incentives.

The midpoints of our pay grades are compared to those averaged in the survey, then adjusted for the age of the data and the survey’s forecast of future grade changes. Individuals’ compensation was reviewed with the comparable surveyed position in terms of competitive pay grade and current rate of pay in relation to the average surveyed 25th, 50th and 75th percentiles. Ultimately, any individual’s rate of pay was determined with these criteria in mind, but mainly through performance evaluations and those particulars of the recruitment process that determined the rate of pay at hire. Rates that may diverge materially from time to time from survey averages are typically driven by our particular needs and employment market trends that may have developed unnoted by the survey.

We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of commitments we made when a particular officer was hired. Individual performance and retention risk are also considered as part of our annual compensation assessment. Officers are rated on competencies, such as knowledge and business development but are also rated on the attainment of mutually agreed upon pre-determined goals and objectives for each individual officer which are specific to each calendar-year rating period based on our strategic plan, and market, performance and regulatory initiatives. Executive officers are evaluated on the attainment of goals only. These evaluations are performed at the end of each year and are used to determine both merit increases to base salary and the individual performance component of the incentive compensation plan.

The Compensation Committee used an analysis of sample jobs’ salary grade midpoints from the Pearl Meyer & Partners 2011 Banking Compensation Survey to measure the validity of the bank’s salary grade structure. That analysis plotted the average salary grade midpoints of 33 jobs against the actual salary grade midpoints of those comparable bank jobs (representing about 25% of the bank’s jobs). Average differences were calculated and the Committee found that the trend line of the differences was immaterial and did not in itself warrant adjustment of the Bank’s salary grades. The committee also took into consideration the Bank’s competitive position in recruitment and the change in cost of living over the previous year as measured by CPI and concluded not to change the salary grade structure for 2012.

Cash Bonuses under our Incentive Compensation Plan. The objective of our Incentive Compensation Plan is to motivate and reward our employees for achieving specific Company and individual goals that support the strategic plan. All bonus payments under this plan are determined at the discretion of the Compensation Committee and no officer or employee has a right to a bonus under this plan unless the Compensation Committee has specifically authorized the bonus. Rewards under this plan represent compensation that must be earned each year based on performance relative to Company and individual performance.

All of our Named Executive Officers are eligible to receive an annual cash bonus under our Incentive Compensation Plan upon the successful performance of East Boston Savings Bank and the attainment of individual performance goals. Our named executive officers (referred to as “Named Executive Officers”) are Richard J. Gavegnano, Chairman of the Board and Chief Executive Officer, Deborah J. Jackson, President and Chief Operating Officer, Edward J. Merritt, President, Mt. Washington Bank, a Division of East Boston Savings Bank, Mark L. Abbate, Senior Vice President, Treasurer and Chief Financial Officer, and John Migliozzi, Executive Vice President. The entire amount of the bonus is discretionary and is determined by the Compensation Committee and ratified by the Executive Committee of the Board of Directors. For 2011, the Compensation Committee determined the bonus amounts by reviewing East Boston Savings Bank’s loan growth, deposit growth, cost of funds, net operating income and efficiency ratio, as well as the contributions of our Named Executive Officers to our success. The amounts of the bonuses paid in 2012 for the year 2011 under this plan are included in the Summary Compensation Table in the column labeled “Bonus.” For 2011, the amount of the incentive cash bonus payable to a Named Executive Officer could range from 0% to 50% of a Named Executive Officer’s salary.

The total bonus pool which may be distributed under the Incentive Compensation Plan equals 10% of the net operating income of the Company, unless the Compensation Committee authorizes a different amount.

To determine the amount of the cash bonus payable to our Named Executive Officers in 2012 for the year 2011, Company goals, which are defined each year, are first measured by comparing five Company performance measures with actual results. For 2011, the Company’s performance measures were as follows:

Performance Measure (1)	Weight (%)	Threshold	Target	Maximum	Actual Results	Points	Weighted Points
	(Dollars in thousands)
Net Loan Growth	25.0	2.66%	11.65%	19.15%	13.39%	4	4
Deposit Growth	12.5	1.84%	6.34%	9.85%	9.92%	5	2.5
Cost of Funds	12.5	1.42%	1.27%	1.17%	1.25%	3	1.5
Net Operating Income	25.0	$14,253	$19,002	$21,852	$18,571	3	3
Efficiency Ratio	25.0	77.94%	69.19%	63.95%	74.16%	2	2

(1)	Each Performance Measure is calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) or from amounts presented in accordance with GAAP. Net Operating Income is referred to as Income before Income Taxes in the Company’s Form 10-K filed on March 15, 2012 with the Securities and Exchange Commission.

The Incentive Compensation Plan weights the relative importance of each of the performance measures and assigns a number of points (from “1” to “5”) to the level of achievement of each such performance measure. The Plan may achieve five points if the maximum goal is achieved under a performance measure and no points if the threshold goal is not achieved. Achievement between threshold and maximum will result in attainment of one to four points for the relevant performance measure. For 2011, based on actual results, five points were achieved for Deposit Growth, four points were achieved for Net Loan Growth, three points were achieved for Cost of Funds and Net Operating Income and two points were achieved for Efficiency Ratio. The points achieved were then adjusted based on the relative weight given to the performance measure and the weighted points were multiplied by “5” in order to determine the percentage achievement of the performance goals. Based on the above, the Company achieved 65% of the maximum performance measures. After determining the Company performance, the Compensation Committee uses a matrix to determine the amount of the bonus payable to a Named Executive Officer, which is as follows:

Performance Scale	Amount of Bonus for Richard J. Gavegnano		Amount of Bonus for All Other Named Executive Officers
20	10%		6%
40	14	% – 18%	8	% – 12%
60	17	% – 25%	11	% – 15%
80	25	% – 35%	14	% – 20%
100	35	% – 50%	20	% – 27%

In 2011, since the Company achieved 65% of the bonus target, Mr. Gavegnano was eligible to receive a bonus in 2012 equal to 17% to 25% of his base salary and the other Named Executive Officers were eligible to receive a bonus equal to 11% to 15% of their base salary. As described above, all bonuses are subject to the discretion of the Compensation Committee and the Compensation Committee may decide to award a bonus that is higher or lower than suggested in the above tables. The Compensation Committee considers the executive’s individual performance in determining the amount of his or her award.

In 2012, the Compensation Committee awarded bonuses to Mr. Gavegnano, Ms Jackson, Mr. Merritt, Mr. Abbate and Mr. Migliozzi in the amounts of $123,750, $49,266, $47,588, $29,424 and $33,000 respectively.

Long-Term Compensation. We established a long-term incentive compensation program to deliver competitive awards to our management team. We use the EIP to reward outstanding performance with incentives that focus our management team on the task of creating long-term stockholder value. By increasing the equity holdings of our management team, we provide them with a continuing stake in our success. The nature and size of awards made under the EIP were based on a number of factors, including regulatory requirements, awards made to individuals holding comparable positions among our peer group of financial institutions, internal equity, revenue generation and the tax or accounting treatment of specific equity compensation techniques.

Role of the Compensation Committee. We have established a Compensation Committee of Meridian Interstate Bancorp to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of Ms. DiMaria, Ms. Censullo and Mr. Gambardella, all independent directors, are responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee evaluates the performance of our Chief Executive Officer and other executive officers and approves all compensation decisions relating to our executive officers. Decisions by the Committee with respect to our Chief Executive Officer and other executive officers are approved by the full Board of Directors, and our Chief Executive Officer does not participate in discussions related to his compensation or the Committee’s review of any documents specifically related to his compensation. The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.

Role of Management. Our Chief Executive Officer makes recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and determines the compensation for subordinates of executive officers. In making his recommendations, the Chief Executive Officer considers the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer will not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation, however.

Peer Group Analysis. In its review of overall compensation, the Compensation Committee has referred to information published by Massachusetts Banking Association/Pearl Meyer and Partners with respect to compensation paid by a peer group of 31 financial institutions of similar assets size and geographic location. As a public company, a critical element of our compensation philosophy and a key determinant of specific compensation decisions for our management team will be a comparative analysis of our compensation mix and levels relative to a peer group of publicly-traded banks and thrifts. We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent. The peer group will reflect consideration of several factors, including geographic location, size, operating characteristics, and financial performance.

Allocation Among Compensation Components. Under our present structure, base salary has represented the largest component of compensation for our executive officers. As a public company, we expect that the mix of base salary, bonus and long-term cash and equity compensation will vary, depending upon the role of the individual officer in the organization. In allocating compensation among these elements, we believe that the compensation of our most senior levels of management should become predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

Severance and Change in Control Benefits. We have entered into employment agreements with Mr. Gavegnano, Ms. Jackson, Mr. Merritt and a change in control agreement with Mr. Abbate on terms consistent with the compensation packages for the senior management among our peers and a severance plan for certain other employees. The severance payments under these agreements, which are contingent on the occurrence of certain termination events, are intended to provide the executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our company.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Retirement Benefits; Employee Welfare Benefits. Currently, our primary retirement savings vehicle is our defined contribution 401(k) plan, which enables our employees to supplement their retirement savings with elective deferral contributions that we match at specified levels. In connection with our stock offering, East Boston Savings Bank adopted an employee stock ownership plan for eligible employees of the Bank. (See “Employee Stock Ownership Plan.”) In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice. We also entered into supplemental executive retirement agreements with certain officers to provide them with supplemental benefits. (See “Pension Benefits.”)

Director Compensation. Our outside directors are compensated with meeting fees. We do not pay any annual or other retainer fees. Directors who are also employees of East Boston Savings Bank do not receive additional compensation for service on the board. The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. We also entered into supplemental executive retirement agreements with certain directors to provide them with supplemental benefits (See “Directors Compensation.”) We expect that, in the future, our review of director compensation will also consider the increased responsibility and liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices. As a public company, we expect that our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.

Stock Ownership Requirements. We have not adopted formal stock ownership requirements for our senior officers and board members. The Compensation Committee reviews prevailing practices among peer companies, including those with respect to stock ownership guidelines, in determining whether such guidelines are appropriate.

The Compensation Commitee believes that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Meridian Interstate Bancorp, Inc. and East Bost Savings Bank. In addition, the Compensation Committee believes that the mix and design of the elements of our executive compensation does not encourage management to assume excessive risks. In its review, the Compensation Committee concluded that significant weighting towards long-term incentive compensation discourges short-term risk taking and that the significant number of shares of stock of Meridian Interstate Bancorp, Inc. owned by the Named Executive Officers discourages excessive risk taking.

Compensation for the Named Executive Officers in 2011.

Chief Executive Officer Compensation. In determining compensation for Mr. Gavegnano, our Chief Executive Officer, the Compensation Committee reviewed salaries and pay grades of similar executives at peer institutions as compiled by an industry standard survey. Using this data the Committee determined an equitable base salary for Mr. Gavegnano of $450,000 annually.

Compensation for our Other Named Executive Officers. In determining base salary for Ms. Jackson and Messrs. Merritt, Abbate and Migliozzi, the Compensation Committee reviewed salaries and pay grades of similar executives at peer institutions as compiled by the survey mentioned above. Using this data, the Committee determined equitable pay scales within which annual merit increases would be made. The Committee then determined the merit increases based on written analyses of the accomplishments and attainment of goals for each executive during the preceding year. These increases took effect on January 1, 2011 and resulted in annual base salaries of $298,581 for Ms Jackson, $288,415 for Mr. Merritt, $205,760 for Mr. Abbate and $182,440 for Mr. Migliozzi.

Three factors affect the salaries of our named executives: salary negotiated at hire or appointment, annual merit increases and market adjustments. Mr. Gavegnano’s salary was adjusted to a market competitive rate based on the Pearl Meyer & Partners survey. The $450,000 salary equated to the 32nd percentile of the average base salary of the Chief Executive Officers within our peer group according to the 2010 Pearl Meyer & Partners survey. Ms. Jackson’s salary was adjusted for merit for 2011 and was within the 3rd quartile of average base salaries for Chief Operating Officers in our peer group in the Pearl Meyer & Partners 2010 survey. Mr. Merritt’s salary was within the 2nd quartile for top executives within his division’s asset size group in the survey. Mr. Abbate’s was within the 1st quartile and Mr. Migliozzi’s in the 1st quartile of the survey. Mr. Migliozzi’s salary was increased to $200,000 during the third quarter in recognition of his role in establishing and integrating the Bank’s new C&I lending group and the salary pressure on the top lending role exhibited in the market.

Incentive Compensation/Bonus. Bonus amounts were paid to the named executives according to the terms of the Incentive Compensation Plan. The plan places greater emphasis on overall bank performance than on individual performance and resulted in payments in 2011 for the year 2010 that were 63% of surveyed average for Mr. Gavegnano, 62% of average for Ms Jackson, and 75% of average for Mr. Migliozzi, 58% of average for Abbate and 77% of average for Mr. Merritt. Surveyed averages are not yet available for comparison to the bonus amounts paid in 2012 for 2011. The particulars of this plan are discussed in greater detail elsewhere in this document.

Summary Compensation Table

The following table sets forth information concerning compensation received for the years ended December 31, 2011, 2010 and 2009, respectively by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Change in Pension Value and Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Richard J. Gavegnano, Chairman of the Board and Chief Executive Officer	2011 2010 2009	$ $ $	450,000 425,000 350,000	$ $ $	123,750 127,107 87,500	$ $ $	— — 314,650	$ $ $	— — 265,500	$ $ $	465,132 675,450 260,604	$ $ $	28,368 43,669 34,052	$ $ $	1,067,250 1,271,226 1,312,306

Deborah J. Jackson, President and Chief Operating Officer	2011 2010 2009	$ $ $	298,581 291,413 233,481	$ $ $	49,266 52,293 36,171	$ $ $	— — 130,650	$ $ $	— — 223,500	$ $ $	— — —	$ $ $	144,472 148,470 117,858	$ $ $	492,319 492,176 741,660

Edward J. Merritt, President, Mt. Washington Bank, a Division of East Boston Savings Bank	2011 2010	$ $	288,415 281,655	$ $	47,588 50,542	$ $	— 23,225	$ $	— 21,900	$ $	— —	$ $	76,529 69,904	$ $	412,532 447,226

Mark L. Abbate, Senior Vice President, Treasurer and Chief Financial Officer	2011 2010	$ $	205,760 200,000	$ $	29,424 35,889	$ $	— 55,740	$ $	— 76,650	$ $	— —	$ $	25,702 10,528	$ $	260,886 378,807

John Migliozzi Executive Vice President	2011 2010 2009	$ $ $	198,396 177,313 172,500	$ $ $	33,000 33,971 25,875	$ $ $	40,170 — 26,970	$ $ $	22,400 — 17,700	$ $ $	— — —	$ $ $	24,372 28,840 28,828	$ $ $	318,338 240,124 271,873

(1)	The amounts shown reflect the grant date fair value of restricted stock awards or stock options, as applicable, computed in accordance with FASB ASC Topic 718. Refer to the Company’s Form 10-K filed on March 15, 2012 with the Securities and Exchange Commission for the assumptions relating to these awards.
(2)	For each year, represents the actuarial change in pension value in the executive’s account from December 31 of the prior year to December 31 of the reported year under a Supplemental Executive Retirement Agreement.
(3)	For 2011, employer contributions under the company match and safe harbor provision of the 401(k) Plan were $12,720, $14,700, $13,201, $13,944, and $14,700 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Ms. Jackson, respectively. The amount of premiums paid for long term care insurance was $1,441 for Mr. Gavegnano. For 2011, employer contributions under the ESOP were $9,579, $9,579, $9,579, 9,579, and $9,579 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Ms. Jackson, respectively. For 2011, imputed income from life insurance provided by the bank was $4,628, $2,250, $2,922, $849, and $2,335 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Ms. Jackson, respectively. For Ms. Jackson, for 2011 the Company contributed $117,858 under her Supplemental Executive Retirement Agreement and for Mr. Merritt the Company contributed $50,000 under his Supplemental Executive Retirement Agreement.

Employment Agreements

East Boston Savings Bank has entered into substantially similar employment agreements with Richard J. Gavegnano, its Chairman of the Board of Directors and Chief Executive Officer, and Deborah J. Jackson, its President and Chief Operating Officer, and Edward J. Merritt, President of the Mt. Washington Division of East Boston Savings Bank.

Each employment agreement provides for a two-year term. The term of Mr. Gavegnano’s agreement extends on a daily basis; Ms Jackson’s is a fixed term through February 24, 2014; and Mr. Merritt’s extends on an annual basis, unless written notice of non-renewal is given by the Board of Directors of East Boston Savings Bank or by the executive. The current base salary under the employment agreement for Mr. Gavegnano is $500,000, $306,106 for Ms. Jackson, and $296,490 for Mr. Merritt. In addition to a base salary, each employment agreement provides for, among other things, participation in our annual incentive plan and certain employee benefits plans. Each employment agreement provides for termination by East Boston Savings Bank for cause, as defined in the agreement, at any time. If East Boston Savings Bank terminates the executive’s employment for reasons other than for cause, or if the executive resigns from East Boston Savings Bank for good reason (as defined in the employment agreement), then the executive would receive a lump sum severance payment equal to the sum of (i) two times current annual base salary (Mr. Merritt is also entitled to two times the average cash bonuses earned in the three years preceding the year of termination), and (ii) the value of 24 months of health insurance premiums. In that case, assuming a December 31, 2011 termination, Mr. Gavegnano would receive a severance benefit equal to $905,915 Ms. Jackson would receive a severance benefit equal to $613,237, and Mr. Merritt would receive a severance benefit equal to $693,989. Upon termination of the executive for reasons other than a change in control (see below), the executive must adhere to a two year non-competition restriction.

Under each employment agreement, if voluntary or involuntary termination follows a change in control of the Bank or Meridian Interstate Bancorp, the executive would receive a severance payment equal to 2.99 times the executive’s “base amount,” less any other “parachute payments,” as those terms are defined under Section 280G of the Internal Revenue Code. In the event the executive terminates employment in connection with a change in control, the maximum severance payment Mr. Gavegnano,

Ms. Jackson, and Mr. Merritt would receive (based on taxable compensation earned) equals $1,097,928, $872,151, and $842,253 respectively. Generally, an executive’s “base amount” equals the average of the taxable compensation paid during the preceding five taxable years. In the event severance payments to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment will be cutback by the minimum dollar amount necessary to avoid this result.

Change in Control Agreement

East Boston Savings Bank has entered into a change in control agreement with Mark Abbate, its Senior Vice President, Treasurer and Chief Financial Officer. The change in control agreement provides that upon an involuntary termination, other than for cause, or voluntary termination for good reason (as defined in the agreement) following a change in control of Meridian Interstate Bancorp or East Boston Savings Bank, the executive would be entitled to a cash severance payment equal to two times his base salary and the highest level of cash bonus earned in any one of the three calendar years preceding the year of termination. In addition, the executive would be entitled to receive non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to his termination of employment for 24 months following his termination of employment. In the event severance payments to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment will be cutback by the minimum dollar amount necessary to avoid this result. In the event the executive terminates employment in connection with a change in control, the maximum severance payment Mr. Abbate would receive (based on taxable compensation earned) equals $478,317.

Benefit Plans

Employee Stock Ownership Plan. In connection with Meridian Interstate Bancorp’s stock offering, East Boston Savings Bank adopted an employee stock ownership plan for eligible employees of East Boston Savings Bank. Eligible employees who had attained age 18 and were employed by East Boston Savings Bank or Meridian Interstate Bancorp at the closing date of the offering (January 22, 2008), and had completed three months of service, began participating in the plan as of January 1, 2008 (the effective date of the plan). Thereafter, new employees of East Boston Savings Bank and Meridian Interstate Bancorp who have attained age 18 and completed three months of service during a continuous 12-month period will be eligible to participate in the employee stock ownership plan as of the first entry date following completion of the plan’s eligibility requirements.

East Boston Savings Bank engaged an independent third party trustee to purchase, on behalf of the employee stock ownership plan, 828,000 shares of common stock, representing 8.0% of the total number of shares of Meridian Interstate Bancorp sold in the stock offering and contributed to the charitable foundation. The purchase was funded by a subsidiary capitalized by Meridian Interstate Bancorp. The loan equaled 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from East Boston Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the 20-year term of the loan. The interest rate for the employee stock ownership plan loan is 6.5%.

Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan are held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account are allocated among participants on the basis of each participant’s proportional share of compensation.

Participants vest 100% in the benefits allocated under the employee stock ownership plan upon completing three years of service with East Boston Savings Bank or its affiliates. A participant will become fully vested at retirement, upon death or disability, upon a change in control or upon termination of the employee stock ownership plan. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, compensation expenses for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants accounts.

The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employment Retirement Income Security Act of 1974, as amended. East Boston Savings Bank has requested a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan.

Grants of Plan-Based Awards.

Below are the details of awards granted to the Named Executive Officers during 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
John Migliozzi	05/11/2011	3,000 (1)	5,000 (1)	$13.39	$62,570

(1)	The awards vest at a rate of 20% per year, commencing on May 11, 2012.
(2)	The amounts reflect the full grant date fair value of the awards calculated in accordance with FASB ASC No. 718. All awards were granted pursuant to the 2008 Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested as of December 31, 2011 for each Named Executive Officer.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Richard J. Gavegnano	105,000 30,000	70,000 45,000	(1) (2)	$ $	9.50 8.99	10/13/2018 10/27/2019	26,000 21,000	(1) (2)	$ $	323,700 261,450
Deborah J. Jackson	20,000 10,000	30,000 15,000	(3) (2)	$ $	8.57 8.99	03/27/2019 10/27/2019	6,000 3,000	(3) (2)	$ $	74,700 37,350
Edward J. Merritt	1,000	4,000	(4)		$9.29	01/26/2020	2,000	(4)		$24,900
Mark L. Abbate	3,500	14,000	(4)		$9.29	01/26/2020	4,800	(4)		$59,760
John Migliozzi	6,000 2,000 —	4,000 3,000 5,000	(1) (2) (5)	$ $ $	9.50 8.99 13.39	10/13/2018 10/27/2019 05/11/2021	1,600 1,800 3,000	(1) (2) (5)	$ $ $	19,920 22,410 37,350

(1)	Awards vest at a rate of 20% per year on October 13, 2012 and 2013.
(2)	Awards vest at a rate of 20% per year on October 27, 2012, 2013 and 2014.
(3)	Awards vest at a rate of 20% per year on March 27, 2012, 2013 and 2014.
(4)	Awards vest at a rate of 20% per year on January 26, 2012, 2013, 2014 and 2015.
(5)	Awards vest at a rate of 20% per year on May 11, 2012, 2013, 2014, 2015 and 2016.
(6)	Based on the $12.45 per share trading price of our common stock on December 31, 2011.

Option Exercises and Stock Vested

The following table sets forth information regarding the value realized by our Named Executive Officers on option award exercise and stock awards vested during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard J. Gavegnano	—	$—	20,000	$256,870
Deborah J. Jackson	—	$—	3,000	$41,320
Edward J. Merritt	—	$—	500	$6,325
Mark L. Abbate	—	$—	1,200	$15,180
John Migliozzi	—	$—	1,400	$18,092

Equity Award Plan

The 2008 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 1,449,000 shares of our common stock pursuant to grants of restricted stock awards, incentive stock options, non-qualified stock options and stock appreciation rights; provided, however, that no more than 1,035,000 shares may be issued or delivered in the aggregate pursuant to the exercise of stock options or stock appreciation rights, and no more than 414,000 shares may be issued or delivered pursuant to restricted stock awards. Upon a participant’s termination of service for reasons of death or disability, or in the event of a change in control, the participant would become fully vested in all equity awards under the plan. As of December 31, 2011, upon death or disability, Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Ms. Jackson would be entitled to the acceleration of their unvested restricted stock awards in the amount of $585,150, $24,900, $59,760, $79,680 and $112,050, respectively.

Pension Benefits

The following table provides information with respect to supplemental executive retirement plans that are not defined contribution plans and that provide for payments or benefits in connection with the retirement of a Named Executive Officer as of December 31, 2011.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments during Last Fiscal Year
Richard J. Gavegnano	Supplemental Executive Retirement Agreement	5.5	$1,547,293	—

(1)	Refer to Footnote 12 of the audited financial statements filed as part of the Company’s Form 10-K filed on March 15, 2012 with the Securities and Exchange Commission for material assumptions relating to the Plan.

Supplemental Executive Retirement Agreement. East Boston Savings Bank has entered into a supplemental executive retirement agreement with Mr. Gavegnano.

Under Mr. Gavegnano’s agreement, if the executive terminates employment for any reason other than for cause, he will receive an annual benefit (paid monthly) equal to 70% of his final average compensation. For purposes of the agreement, final average compensation equals the three years’ base salary that results in the highest average. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity. However, the executive is permitted to elect an actuarial equivalent optional form of benefit that is offered under the SBERA Plan, including a single lump sum distribution, provided that the election is in compliance with Internal Revenue Code Section 409A.

Mr. Gavegnano will become 100% vested in the annual benefit upon the completion of eight years of service (12.5% per year), which will occur when he attains the age of 68. He will become fully vested in his annual benefit immediately upon his death prior to his termination, a change in control of Meridian Interstate Bancorp or East Boston Savings Bank, or upon any involuntary termination other than for cause by Meridian Interstate Bancorp or East Boston Savings Bank.

Upon death, Mr. Gavegnano’s beneficiary is entitled to the annual benefit, which will be calculated as if Mr. Gavegnano had retired the day before his death. In the event Mr. Gavegnano becomes disabled, he will be entitled to his annual benefit, which will be calculated as if he had terminated his employment on the date of his disability with eight years of service.

As of December 31, 2011, Mr. Gavegnano’s lump sum benefit under his agreement is $3,668,697 upon his voluntary or involuntary termination, disability, death, or in the event of a change in control of Meridian Interstate Bancorp or East Boston Savings Bank followed by his termination of employment.

Non-qualified Deferred Compensation

The following table provides information for each nonqualified deferred compensation plan in which the named executive officers participated in 2011.

Name	Plan Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in 2011 ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Deborah J. Jackson	Supplemental Executive Retirement Agreement	$117,858	—	$353,574
Edward J. Merritt	Supplemental Executive Retirement Agreement	$50,000	—	$816,921

(1)	Contributions included in the “Registrant Contributions in Last Fiscal Year” column are included as compensation for the individuals in the Summary Compensation Table.
(2)	Amounts included in the “Aggregate Balance at Last Fiscal Year End” have been reported as compensation for the individuals for years in which their summary compensation has been reported.

East Boston Savings Bank has entered into substantially similar supplemental executive retirement agreements with Deborah J. Jackson and Edward J. Merritt. Under the terms of each agreement, East Boston Savings Bank shall credit an accumulation account on behalf of Ms. Jackson and Mr. Merritt with $117,858 and $50,000, respectively, as of each December 31st, provided that all amounts credited to the account shall not exceed $1,650,000 for Ms. Jackson and $750,000 for Mr. Merritt. Upon a termination of employment, death or disability, the accumulation account shall be paid in a single lump sum payment to Ms. Jackson or her beneficiary, as applicable, and in installments to Mr. Merritt or his beneficiary, as applicable. As of December 31, 2011, Ms. Jackson would have received a lump sum payment in the amount of $353,574, and Mr. Merritt would have received installment payments worth a total of $816,921, if the executive’s employment had terminated due to death, disability or if the executive voluntarily resigned. In the event the executive’s employment is terminated by East Boston Savings Bank without cause or by the executive for good reason within two years (one year for Mr. Merritt) of a change in control (as defined in the agreement), an amount equal to $1,650,000 shall be paid to Ms. Jackson and $1,466,921 shall be paid to Mr. Merritt, in a single lump sum.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of Meridian Interstate Bancorp for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred ($)(6)	All Other Compensation ($)(7)	Total ($)
Vincent D. Basile (1)	$64,450	$—	$—	$36,400	$5,788	$106,638
Marilyn A. Censullo (1)	40,300	—	—	—	—	40,300
Robert D. DeBlosi (2)(8)	5,000	—	—	—	—	5,000
Anna R. DiMaria (1)	29,500	—	—	—	—	29,500
Richard F. Fernandez (1)	58,800	—	—	—	—	58,800
Domenic A. Gambardella (3)	58,600	—	—	45,600	3,429	107,629
Thomas J. Gunning (4)	20,600	—	—	—	—	20,600
Carl A. LaGreca (5)	35,600	—	—	—	—	35,600
Edward L. Lynch (1)	26,400	—	—	33,900	2,820	63,120
Gregory F. Natalucci (1)	39,200	—	—	36,800	3,160	79,160
James G. Sartori (3)	55,600	—	—	50,700	3,634	109,934
Paul T. Sullivan (3)(9)	49,200	—	—	221,200	3,575	273,975

(1)	At December 31, 2011, each of Mr. Basile, Ms. Censullo, Ms. DiMaria, Mr. Fernandez, Mr. Lynch and Mr. Natalucci had 3,600 unvested shares of restricted stock and held 15,000 stock options with an exercise price of $9.50 per share and 5,000 stock options with an exercise price of $8.99 per share, except Mr. Basile had 10,000 stock options with an exercise price of $8.99 per share.
(2)	At December 31, 2011, Mr. DeBlosi and held 7,500 stock options with an exercise price of $9.50 per share and 2,000 stock options with an exercise price of $8.99 per share.
(3)	At December 31, 2011, each of Messrs. Gambardella, Sartori and Sullivan had 4,000 unvested shares of restricted stock and held 25,000 stock options with an exercise price of $9.50 per share and 10,000 stock options with an exercise price of $8.99 per share.
(4)	At December 31, 2011, Mr. Gunning had 800 unvested shares of restricted stock and held 2,000 stock options with an exercise price of $9.29 per share.
(5)	At December 31, 2011, Mr. LaGreca had 3,000 unvested shares of restricted stock and held 5,000 stock options with an exercise price of $8.99 per share.
(6)	Represents the actuarial change in pension value in the directors’ accounts from January 1, 2011 to December 31, 2011 under each director’s Supplemental Retirement Agreement.
(7)	Represents premiums paid for long-term care insurance and life insurance, respectively, as follows: $5,185 and $603 for Mr. Basile; $3,118 and $311 for Mr. Gambardella; $2,286 and $534 for Mr. Lynch; $2,850 and $310 for Mr. Natalucci; $3,206 and $428 for Mr. Sartori; $3,265 and $310 for Mr. Sullivan.
(8)	Mr. DeBlosi passed away in July 2011.
(9)	Mr. Sullivan retired from the Board of Directors January 3, 2012.

Supplemental Retirement Agreements. East Boston Savings Bank has entered into supplemental retirement agreements with each of Messrs. Basile, Gambardella, Lynch, Natalucci, Sartori and Sullivan. Under the agreements, if the director terminates service for any reason, the director will receive an annual benefit equal to 50% of his final average compensation. For purposes of the agreements, a director’s final average compensation equals the average of the director’s annual fees from East Boston Savings Bank and Meridian Financial Services, Inc. for the three years during which the director’s annual fees were the highest. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, which will commence on the first day of the first month following the director’s termination of service. However, the director is permitted to elect an actuarial equivalent optional form of benefit, which may be a lump sum distribution or a life annuity with 120 monthly payments guaranteed, provided that the election is in compliance with Internal Revenue Code Section 409A.

Notwithstanding the foregoing, the director’s annual benefit will be reduced by 2.5% for each year that he terminates service prior to reaching age 72. Upon death, the director is entitled to the annual benefit, which will be calculated as if the director had retired the day before his death. In the event the director becomes disabled, the director will be entitled to the annual benefit, calculated as if the director had retired age 72 with 120 months of service.

Meeting Fees for Non-Employee Directors. The following table sets forth the applicable fees that will be paid to our non-employee directors for their service on the boards of directors, trustees or corporators of Meridian Financial Services, Incorporated, Meridian Interstate Bancorp and East Boston Savings Bank during 2012. The meeting fee for the East Boston Savings Bank is paid only to the two independent directors of the Bank who are not directors of the Company or Meridian Financial Services, Incorporated, who serve as required under Massachusetts state law.

Meridian Interstate Bancorp
Board meeting fee	$800
Meeting fee for Audit Committee member	$1,700
Meeting fee for Audit Committee Chairman	$2,300
Meeting fee for Audit Committee Clerk	$2,000
Meeting fee for Strategic Planning Committee member	$800
Meeting fees for all members	$800

East Boston Savings Bank
Monthly fee for Executive Committee members	$3,300
Meeting fee for independent non-holding company members	$800
Meeting fee for one CRA member	$600
Monthly fee for one visiting trustee	$600

Meridian Financial Services
Trustee meeting fee	$600
Annual Corporator fee	$250

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of

Meridian Interstate Bancorp, Inc.

Domenic A. Gambardella, Chair

Marilyn A. Censullo

Anna R. DiMaria

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Meridian Interstate Bancorp common stock during the year ended December 31, 2011.

Transactions with Related Persons

The aggregate amount of loans by East Boston Savings Bank to executive officers, directors and trustees of East Boston Savings Bank, the Company and Meridian Financial Services, Inc., and members of their immediate families, was $6.7 million at December 31, 2011. The outstanding loans made to the Company’s and East Boston Savings Bank’s directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to East Boston Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant to Meridian Interstate Bancorp’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Meridian Interstate Bancorp’s transactions with directors and executive officers of Meridian Interstate Bancorp and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Meridian Interstate Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of Meridian Interstate Bancorp must disclose any existing or emerging conflicts of interest to the Chairman of the Board and Chief Executive Officer of Meridian Interstate Bancorp. Such potential conflicts of interest include, but are not limited to, the following: (i) Meridian Interstate Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Meridian Interstate Bancorp.

Nominating/Corporate Governance Committee Procedures

General

It is the policy of the Nominating/Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Diversity Considerations

In identifying candidates for Director, the Nominating/Corporate Governance Committee and the Board of Directors takes into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition, (3) the independence of outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors and (4) all other factors it considers appropriate. The Company does not have a written policy for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a stockholder should submit the following information in writing to the main office of the Company, addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, 10 Meridian Street, East Boston, Massachusetts 02128:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address of such stockholder as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating/Corporate Governance Committee by January 1 of the year in which the election is proposed.

Process for Identifying and Evaluating Nominees

The process that the Nominating/Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating/Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by East Boston Savings Bank. The Nominating/Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating/Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age restriction and a restriction on service with a financial institution or its holding company in which Meridian Financial Services owns less than 25% of the outstanding voting stock. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating/Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

—	financial, regulatory and business experience;

—	familiarity with and participation in the local community;

—	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

—	dedication to the Company and its stockholders; and

—	independence.

The Committee will also consider any other factors the Nominating/Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 19, 2012. If next year’s annual meeting is held on a date more than 30 calendar days from May 18, 2013, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws generally provides that any stockholder desiring to make a proposal for new business at a meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 120 days nor more than 150 days in advance of the first anniversary of the date of the Company’s proxy statement for the previous year’s annual meeting. For the 2013 annual meeting of stockholders, the notice would have to be received between November 19, 2012 and December 19, 2012. If next year’s annual meeting is held on a date more than 30 calendar days from May 18, 2013, a stockholder’s notice must be received not later than the close of business on the 10th calendar day following the day on which notice of the date of the scheduled annual meeting is publicly disclosed. The stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Nothing in this proxy statement or our Bylaws shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to Meridian Interstate Bancorp, Inc., 10 Meridian Street, East Boston, Massachusetts 02128. Communications to the Board of Directors should be in the care of Vincent D. Basile, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Dominic A. Gambardella, the Chair of the Nominating/Corporate Governance Committee. It is in the discretion of the Nominating/Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company at 10 Meridian Street, East Boston, Massachusetts 02128. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the close of business on March 30, 2012 upon written request to the Company’s Corporate Secretary at the address listed above.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2011 Annual Report to Stockholders are each available on the internet at www.cfpproxy.com/6411.

BY ORDER OF THE BOARD OF DIRECTORS

Vincent D. Basile
Corporate Secretary

East Boston, Massachusetts

April 18, 2012

REVOCABLE PROXY

MERIDIAN INTERSTATE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 16, 2012

11:00 a.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the official proxy committee of Meridian Interstate Bancorp, Inc. (the “Company”), or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 16, 2012 at 11:00 a.m., local time, at the Peabody, Massachusetts office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Marilyn A. Censullo, Richard J. Gavegnano, Edward L. Lynch and Gregory F. Natalucci

FOR	WITHHOLD	FOR ALL EXCEPT

☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Meridian Interstate Bancorp, Inc. for the fiscal year ending December 31, 2012.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	An advisory (non-binding) resolution to approve the Company’s executive compensation as described in the proxy statement.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated: _____________________________
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2011 Annual Report to Stockholders are each available on the internet at www.cfpproxy.com/6411.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.